Exhibit 99.2

Item 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As further discussed in Note 2 to the consolidated financial statements included in Exhibit 99.4 to this Current Report on Form 8-K, our consolidated financial statements, as well as the financial information in the following discussion, have been adjusted for the retrospective application of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interest in Consolidated Financial Statements.  The financial information contained in the discussion below reflects only the adjustments described in Note 2 to the consolidated financial statements and does not reflect events occurring after March 2, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K for the fiscal year ended January 1, 2009 (“2008 Form 10-K”) and does not modify or update those disclosures that may have been affected by subsequent events.  For a discussion of events and developments subsequent to the filing date of the 2008 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including, but not limited to, our Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, 2009 and July 2, 2009.

This discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of Regal Entertainment Group for the fiscal years ended January 1, 2009, December 27, 2007 and December 28, 2006. The following discussion and analysis should be read in conjunction with the consolidated financial statements of Regal and the notes thereto included elsewhere in this Form 8-K.

Overview and Basis of Presentation

We conduct our operations through our wholly owned subsidiaries. We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,801 screens in 552 theatres in 39 states and the District of Columbia as of January 1, 2009. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale from our theatre operations. We also maintain an investment in National CineMedia, which concentrates on in-theatre advertising and creating complementary business lines that leverage the operating personnel, asset and customer bases of its theatrical exhibition partners, which include us, AMC and Cinemark. The Company manages its business under one reportable segment: theatre exhibition operations.

We generate revenues primarily from admissions and concession sales. Additional revenues are generated by our vendor marketing programs and electronic video games located adjacent to the lobbies of certain of our theatres. In addition, National CineMedia provides us with a theatre access fee associated with revenues generated from its sale of on-screen advertising, rental of theatres for business meetings and concerts and other events. Film rental costs depend on a variety of factors including the prospects of a film, the popularity and box office revenues of a film and such film rental costs generally increase as the admissions revenues generated by a film increase. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to improve our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

On February 12, 2007, we, along with AMC and Cinemark, formed DCIP, to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Future digital cinema developments will be managed by DCIP, subject to the approval of us, AMC and Cinemark. Each of Regal, AMC and Cinemark has an equal ownership and voting interest in DCIP. Recently, DCIP announced the execution of long-term deployment agreements with five film studios. DCIP is continuing to work with film studios and financial institutions to negotiate and finalize the related financing plans that would provide for a studio-financed conversion to digital projection. Upon completion, we are prepared to begin converting our existing theatres from 35 mm film projection to digital projection and intend to complete the conversion of our entire circuit in approximately three to four years.

On February 13, 2007, NCM, Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed an IPO of its common stock. In connection with the series of transactions completed in connection with the IPO, Regal received gross cash proceeds totaling approximately $628.3 million and retained a 22.6% interest in NCM, Inc. After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. As discussed further in Note 4 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K, as a result of the transactions completed in connection with the IPO, the Company recognized a gain of approximately $350.7 million during the year ended December 27, 2007. In addition, as a result of the annual adjustment provisions of the Common Unit Adjustment Agreement, on April 9, 2008, we received from National CineMedia approximately 0.8 million newly issued common units of National CineMedia. Further, on May 29, 2008, we received from National CineMedia approximately 2.9 million newly issued common units of National CineMedia in accordance with the adjustment provisions of the Common Unit Adjustment Agreement for our increase in screens in connection with our acquisition of Consolidated Theatres. These adjustments increased the number of National CineMedia common units held by us to approximately 24.9 million and as a result, on a fully diluted basis, we own a 25.1% interest in NCM, Inc. as of January 1, 2009.

On March 10, 2008, Regal issued $200.0 million aggregate principal amount of 6 1/4% Convertible Senior Notes. Concurrent with the issuance of the 6 1/4% Convertible Senior Notes, we entered into simultaneous convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the 6 1/4% Convertible Senior Notes into shares of our Class A common stock. The net cost of the convertible note hedge and warrant transactions was approximately $6.6 million and is included as a component of equity in the accompanying consolidated balance sheet as of January 1, 2009. See Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further description of the 6 1/4% Convertible Senior Notes and the related convertible note hedge and warrant transactions. The Company used cash on hand and a portion of the net proceeds from the issuance of the 6 1/4% Convertible Senior Notes to redeem approximately $90.0 million principal amount of the 3 3/4% Convertible Senior Notes due May 15, 2008 (the “3 3/4% Convertible Senior Notes”), in a series of privately negotiated transactions. As a result of the early redemption, the Company recorded a $3.0 million loss on debt extinguishment during fiscal 2008. In connection with the early redemption, the Company received net proceeds of approximately $13.7 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes described further in Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K. Such proceeds were recorded as an increase to additional paid-in capital. In connection with the final maturity of the 3 3/4% Convertible Senior Notes on May 15, 2008, holders of the remaining $33.7 million in principal amount exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $51.4 million using the remaining proceeds from the issuance of the 6 1/4% Convertible Senior Notes. In connection with these conversions, the Company received net proceeds of approximately $5.2 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes. Such proceeds were also recorded as an increase to additional paid-in capital. See Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion of this transaction.

On April 30, 2008, the Company acquired Consolidated Theatres, which holds a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. The total net cash purchase price for the acquisition was approximately $209.3 million, subject to post-closing adjustments. In conjunction with the closing, we entered into a final judgment with the DOJ, which required us to hold separate and divest ourselves of four theaters comprising 52 screens in North Carolina. As described more fully in Note 3 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K, during fiscal 2008, the Company entered into an agreement to sell three of the four theatres and recorded impairment charges of approximately $7.9 million related to these theatres. On October 23, 2008, the Company completed its divestiture of the three theatres comprising 42 screens in North Carolina pursuant to a final judgment with the DOJ. In accordance with the final judgment, a court appointed trustee has been selected to attempt to sell the last of the four theatres. See Note 3 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion of this acquisition.

For a summary of other industry trends as well as other risks and uncertainties relevant to the Company, see “Business—Industry Overview and Trends” and “Risk Factors.”

Recent Developments

Please refer to Note 14 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for a discussion of an amendment to our Amended Senior Credit Facility and other financing transactions effected subsequent to the year ended January 1, 2009.

Results of Operations

Based on our review of industry sources, national box office revenues for calendar year 2008 were estimated to have decreased slightly in comparison to that of calendar year 2007. The industry’s box office results were negatively impacted by difficult comparisons generated by high profile films released during 2007, including Spider-Man 3, Transformers, Pirates of the Caribbean: At World’s End, Shrek the Third and Harry Potter & the Order of The Phoenix, largely offset by ticket price increases and strong attendance from 2008 film releases, such as The Dark Knight, and films outside the 15 highest grossing pictures.

Our total revenues for the fifty-three week fiscal year ended January 1, 2009 (“Fiscal 2008 Period”) were $2,771.9 million and consisted of $1,883.1 million of admissions revenues, $758.0 million of concessions revenues and $130.8 million of other operating revenues, and increased approximately 4.2% from total revenues of $2,661.2 million for the fifty-two week fiscal year ended December 27, 2007 (“Fiscal 2007 Period”).

During the Fiscal 2008 Period, total admissions revenues increased $78.6 million, or 4.4%, to $1,883.1 million, from $1,804.5 million for the Fiscal 2007 Period. The Fiscal 2008 Period results were favorably impacted by the timing of the Fiscal 2008 Period calendar, which consisted of fifty-three weeks compared to the fifty-two weeks during the Fiscal 2007 Period. The additional week of operations was the week between Christmas and New Years, a traditionally high attendance and revenue week for the Company and the industry. The additional week of operations was significant in that it accounted for approximately 9.7 million attendees, or 4.0%, of the Fiscal 2008 Period total attendance and contributed to approximately $73.6 million, or 3.9%, of the Fiscal 2008 Period total admissions revenues. The Fiscal 2008 Period results were also bolstered by the addition of the 400 screens acquired with Consolidated Theatres on April 30, 2008 and 13 net screens added since the end of the Fiscal 2007 Period. The 400 screens acquired from Consolidated Theatres accounted for 9.5 million attendees, or 3.9%, of the Fiscal 2008 Period total attendance and contributed to approximately $69.3 million, or 3.7%, of the Fiscal 2008 Period total admissions revenues. These factors were largely offset by the impact of the decline in industry attendance during the Fiscal 2008 Period and as a result, total attendance for the Fiscal 2008 Period increased by approximately 0.9%. The Fiscal 2008 Period admissions revenues were also favorably impacted by a 3.4% increase in average ticket prices. Price increases identified during our ongoing periodic pricing reviews (which include analysis of various factors including general inflationary trends and local market conditions) along with the mix of film product exhibited during the Fiscal 2008 Period were the primary drivers of the increase in our Fiscal 2008 Period average ticket price.

On a ‘comparable screen’ basis (i.e., excluding the effects of the impact of week 53 and the inclusion of Consolidated Theatres during the Fiscal 2008 Period), attendance for the Fiscal 2008 period was approximately 226.0 million, a 7.0% decrease from the Fiscal 2007 Period and admissions revenues for the Fiscal 2008 period was approximately $1,740.2 million, a decrease of 3.6% from the Fiscal 2007 Period. These declines were primarily a result of the decline in attendance among the top tier films exhibited during the Fiscal 2008 Period, partially offset by a 3.6% increase in comparable screen average ticket prices. Based on our review of certain industry sources, the decrease in our admissions revenues on a comparable screen basis was slightly greater than the industry’s results for the Fiscal 2008 Period as compared to the Fiscal 2007 Period. We believe the greater than industry decline in admissions revenues on a comparable screen basis was primarily attributable to the Company’s out-performance on top-tier films exhibited during the Fiscal 2007 Period, our less than industry average increase in ticket prices during the Fiscal 2008 Period and our less than industry average screen growth during the Fiscal 2008 Period.

In addition, during the Fiscal 2008 Period, on a comparable screen basis, we experienced a decrease in total concessions revenues and a slight increase in other operating revenues. The decline in total concessions revenues on a comparable screen basis was primarily a result of the decrease in attendance discussed above during the Fiscal 2008 Period in comparison to the Fiscal 2007 Period. Average concessions revenues per patron during the Fiscal 2008 Period was positively impacted by price increases effected during the Fiscal 2008 Period. The increase in other operating revenues for the Fiscal 2008 Period was primarily attributable to increases in revenues related to unredeemed gift certificates and discount tickets, National CineMedia revenues and other theatre revenues.

On a comparable screen basis, during the Fiscal 2008 Period, income from operations decreased $88.2 million, or 27.4%, from the Fiscal 2007 Period. The decrease in income from operations on a comparable screen basis during the Fiscal 2008 Period was primarily attributable to a reduction in admissions and concessions revenues, coupled with increases in certain operating expense items such as rent expense, other operating expenses, depreciation and amortization and net loss on disposal and impairment of operating assets, partially offset by increases in other operating revenues and reductions in film rental and advertising costs and cost of concessions. The Company reported net income attributable to controlling interest of $112.2 million in the Fiscal 2008 Period compared to net income attributable to controlling interest of $360.4 million in the Fiscal 2007 Period. Diluted earnings per share of Class A and Class B common stock was $0.72 in the Fiscal 2008 Period compared to $2.26 during the Fiscal 2007 Period. The decreases in net income attributable to controlling interest and diluted earnings per share of Class A and Class B common stock were primarily due to a $350.7 million gain ($209.0 million after related tax effects) resulting from transactions completed in connection with the Fiscal 2007 Period IPO of NCM, Inc., the impact of a $3.0 million loss ($1.8 million after related tax effects) on debt extinguishment recorded in the Fiscal 2008 Period in connection with the redemption of approximately $123.7 million principal amount of the 3 3/4% Convertible Senior Notes, the $28.6 million gain ($17.2 million after related tax effects) recorded in connection with the sale of the Company’s equity interest in Fandango, Inc. (“Fandango”) during the Fiscal 2007 Period, a decrease in operating income and incremental interest expense, partially offset by the impact of incremental earnings recognized from National CineMedia described below.

During the Fiscal 2008 Period, we continued to make progress with respect to the following strategic initiatives:

•We demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends distributed to our stockholders during the Fiscal 2008 Period totaled approximately $184.2 million.

•On April 30, 2008, the Company acquired Consolidated Theatres, which holds a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia, for a total net cash purchase price of approximately $209.3 million, subject to post-closing adjustments.

•In addition to the acquisition of Consolidated Theatres during the Fiscal 2008 Period, we opened 9 new theatres with 126 screens, added 12 screens through expansion of existing theatres and closed 12 underperforming theatres with 125 screens, ending the Fiscal 2008 Period with 552 theaters and 6,801 screens.

•Finally, we continue to embrace new technologies to enhance the movie-going experience and broaden our content offerings. Specifically, the installation of digital projection systems, when combined with 3D technology or IMAX® theatre systems, will allow us to offer our patrons premium 3D and large format movie experiences, which we believe will generate incremental revenue for the Company. Through January 1, 2009, we operated 246 digital screens outfitted with digital projection systems and increased our digital 3D screen count to 168. During 2008, we announced an agreement with IMAX® to expand our IMAX® presence by agreeing to install a total of 52 IMAX® digital projection systems by the end of 2010. With the rollout of digital cinema, we expect to increase our total digital 3D screen count to approximately 1,500. We remain optimistic regarding the benefits of digital cinema primarily as it relates to future growth potential associated with 3D film product and other 3D content and are pleased to see growing support of 3D and IMAX® film product by the major studios.

We are optimistic regarding the breadth of the 2009 film slate and the timing of the release schedule and share the view of a number of film studio executives who believe the industry is poised to benefit from a year of solid box office performance. Evidenced by the film studios’ continued efforts to promote and market upcoming film releases, 2009 appears to be another year of high-profile releases such as Monsters vs. Aliens (3D), Hannah Montana: The Movie, X-Men Origins: Wolverine, Angels & Demons, Night at the Museum: Battle of the Smithsonian, Terminator Salvation, Up (3D), Transformers: Revenge of the Fallen, Ice Age: Dawn of the Dinosaurs (3D), Harry Potter and the Half-Blood Prince and Avatar (3D).

We intend to grow our theatre circuit through selective expansion and through accretive acquisitions. With respect to capital expenditures, subject to the timing of certain construction projects, we expect capital expenditures to be in the range of $85 million to $100 million for fiscal 2009, consisting of new theatre development, expansion of existing theatre facilities, upgrades and replacements.

Overall for the fiscal 2009 year, we expect to benefit from modest increases in ticket prices and average concessions per patron. In addition, we expect fiscal 2009 admissions and concessions revenues to be supported by our continued focus on efficient theatre operations. We will continue to maintain a business strategy focused on the evaluation of accretive acquisition opportunities, selective upgrades and providing incremental returns to our stockholders. For an understanding of the significant factors that influenced our performance during the past three fiscal years, the preceding and following discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented in Exhibit 99.4 to this Form 8-K.

The following table sets forth the percentage of total revenues represented by certain items included in our consolidated statements of income for the Fiscal 2008 Period, the Fiscal 2007 Period and the year ended December 28, 2006 (“Fiscal 2006 Period”) (dollars and attendance in millions, except average ticket prices and average concession per patron):

	Fiscal 2008 Period			Fiscal 2007 Period			Fiscal 2006 Period
	$	% of Revenue		$	% of Revenue		$	% of Revenue
Revenues:
Admissions	$1,883.1	67.9%		$1,804.5	67.8%		$1,727.1	66.5%
Concessions	758.0	27.3		735.0	27.6		696.7	26.8
Other operating revenue	130.8	4.8		121.7	4.6		174.3	6.7
Total revenues	2,771.9	100.0		2,661.2	100.0		2,598.1	100.0
Operating expenses:
Film rental and advertising costs(1)	990.4	52.6		957.5	53.1		906.6	52.5
Cost of concessions(2)	106.6	14.1		103.8	14.1		104.8	15.0
Rent expense(3)	363.3	13.1		335.9	12.6		323.2	12.4
Other operating expenses(3)	739.9	26.7		692.3	26.0		669.5	25.8
General and administrative expenses (including share-based compensation of $5.7 million, $5.8 million and $8.6 million for the Fiscal 2008 Period, the Fiscal 2007 Period and the Fiscal 2006 Period, respectively)(3)	62.1	2.2		63.1	2.4		65.9	2.5
Depreciation and amortization(3)	202.3	7.3		183.4	6.9		197.1	7.6
Net (gain) loss on disposal and impairment of operating assets(3)	22.4	0.8		(0.9)	—		15.1	0.6
Equity in earnings of joint venture including former employee compensation(3)	0.5	—		3.9	0.1		7.4	0.3
Total operating expenses(3)	2,487.5	89.7		2,339.0	87.9		2,289.6	88.1
Income from operations(3)	284.4	10.3		322.2	12.1		308.5	11.9
Interest expense, net(3)	128.4	4.6		117.2	4.4		130.6	5.0
Loss on debt extinguishment(3)	3.0	0.1		—	—		4.1	0.2
Earnings recognized from NCM(3)	(32.9)	1.2		(18.6)	0.7		—	—
Gain on NCM transaction(3)	—	—		(350.7)	13.2		—	—
Gain on sale of Fandango interest(3)	(3.4)	0.1		(28.6)	1.1		—	—
Provision for income taxes(3)	74.4	2.7		241.2	9.1		69.5	2.7
Net income attributable to controlling interest(3)	$112.2	4.0		$360.4	13.5		$104.3	4.0
Attendance	245.2		*	242.9		*	247.4		*
Average ticket price(4)	$7.68		*	$7.43		*	$6.98		*
Average concession per patron(5)	$3.09		*	$3.03		*	$2.82		*

*   Not meaningful

(1) Percentage of revenues calculated as a percentage of admissions revenues.

(2) Percentage of revenues calculated as a percentage of concessions revenues.

(3) Percentage of revenues calculated as a percentage of total revenues.

(4) Calculated as admissions revenue/attendance.

(5) Calculated as concessions revenue/attendance.

Fiscal 2008 Period Compared to Fiscal 2007 Period

Admissions

During the Fiscal 2008 Period, total admissions revenues increased $78.6 million, or 4.4%, to $1,883.1 million, from $1,804.5 million for the Fiscal 2007 Period. The Fiscal 2008 Period results were favorably impacted by the timing of the Fiscal 2008 Period calendar, which consisted of fifty-three weeks compared to the fifty-two weeks during the Fiscal 2007 Period. The additional week of operations was the week between Christmas and New Years, a traditionally high attendance and revenue week for the Company and the industry. The additional week of operations was significant in that it accounted for approximately 9.7 million attendees, or 4.0%, of the Fiscal 2008 Period total attendance and contributed to approximately $73.6 million, or 3.9%, of the Fiscal 2008 Period total admissions revenues. The Fiscal 2008 Period results were also bolstered by the addition of the 400 screens acquired with Consolidated Theatres on April 30, 2008 and 13 net screens added since the end of the Fiscal 2007 Period. The 400 screens acquired from Consolidated Theatres accounted for 9.5 million attendees, or 3.9%, of the Fiscal 2008 Period total attendance and contributed to approximately $69.3 million, or 3.7%, of the Fiscal 2008 Period total admissions revenues. These factors were largely offset by the impact of the decline in industry attendance during the Fiscal 2008 Period and as a result, total attendance for the Fiscal 2008 Period increased by approximately 0.9%. The Fiscal 2008 Period admissions revenues were also favorably impacted by a 3.4% increase in average ticket prices. Price increases identified during our ongoing periodic pricing reviews (which include analysis of various factors including general inflationary trends and local market conditions) along with the mix of film product exhibited during the Fiscal 2008 Period were the primary drivers of the increase in our Fiscal 2008 Period average ticket price.

On a comparable screen basis (i.e., excluding the effects of the impact of week 53 and the inclusion of Consolidated Theatres during the Fiscal 2008 Period), attendance for the Fiscal 2008 period was approximately 226.0 million, a 7.0% decrease from the Fiscal 2007 Period and admissions revenues for the Fiscal 2008 period was approximately $1,740.2 million, a decrease of 3.6% from the Fiscal 2007 Period. These declines were primarily a result of the decline in attendance among the top tier films exhibited during the Fiscal 2008 Period, partially offset by a 3.6% increase in comparable screen average ticket prices. Based on our review of certain industry sources, the decrease in our admissions revenues on a comparable screen basis was slightly greater than the industry’s results for the Fiscal 2008 Period as compared to the Fiscal 2007 Period. We believe the greater than industry decline in admissions revenues on a comparable screen basis was primarily attributable to the Company’s out-performance on top-tier films exhibited during the Fiscal 2007 Period, our less than industry average increase in ticket prices during the Fiscal 2008 Period and our less than industry average screen growth during the Fiscal 2008 Period.

Concessions

During the Fiscal 2008 Period, total concessions revenues increased $23.0 million, or 3.1%, to $758.0 million, from $735.0 million for the Fiscal 2007 Period. On a comparable screen basis, total concessions revenues for the Fiscal 2008 Period declined by approximately $38.1 million, or 5.2% from the Fiscal 2007 Period. The decline in total concessions revenues on a comparable screen basis was primarily a result of the decrease in attendance discussed above during the Fiscal 2008 Period in comparison to the Fiscal 2007 Period. Average concessions revenues per patron during the Fiscal 2008 Period was positively impacted by price increases effected during the Fiscal 2008 Period.

Other Operating Revenues

Total other operating revenues increased $9.1 million, or 7.5%, to $130.8 million for the Fiscal 2008 Period, from $121.7 million for the Fiscal 2007 Period. Included in other operating revenues are the theatre access fees paid by National CineMedia (net of payments for on-screen advertising time provided to our beverage concessionaire), marketing revenues from our vendor marketing programs and other theatre revenues, including revenue related to unredeemed gift certificates and discount tickets. Such increase was primarily attributable to increases in revenues related to unredeemed gift certificates and discount tickets, National CineMedia revenues and other theatre revenues.

Film Rental and Advertising Costs

Film rental and advertising costs as a percentage of admissions revenues decreased to 52.6% during the Fiscal 2008 Period as compared to 53.1% in the Fiscal 2007 Period. The decrease in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2008 Period was primarily the result of a lower percentage of box office revenues generated by the top tier films exhibited during the Fiscal 2008 Period and a decline in advertising expense during the period.

Cost of Concessions

Cost of concessions increased $2.8 million, or 2.7%, during the Fiscal 2008 Period as compared to the Fiscal 2007 Period. Cost of concessions as a percentage of revenues for the Fiscal 2008 Period were consistent with that of the Fiscal 2007 Period. On a comparable screen basis, cost of concessions declined $5.8 million, or 5.6%, during the Fiscal 2008 Period as compared to the Fiscal 2007 Period. On a comparable screen basis, the decrease in cost of concessions during the Fiscal 2008 Period was primarily related to a change in a vendor marketing program, price increases in our concession products effected during the Fiscal 2008 Period, partially offset by slightly higher food costs. On a comparable screen basis, cost of concessions as a percentage of revenues for the Fiscal 2008 Period were consistent with that of the Fiscal 2007 Period.

Rent Expense

During the Fiscal 2008 Period, rent expense increased $27.4 million, or 8.2%, to $363.3 million, from $335.9 million in the Fiscal 2007 Period. Such increase was primarily due to the inclusion of Consolidated Theatres during Fiscal 2008 Period. On a comparable screen basis, rent expense increased $6.5 million, or 1.9% during the Fiscal 2008 Period as compared to the Fiscal 2007 Period. On a comparable screen basis, the increase in rent expense in the Fiscal 2008 Period was primarily attributable to general inflationary increases and to a lesser extent, incremental rent from the inclusion of 13 net screens added since the end of the Fiscal 2007 Period.

Other Operating Expenses

Other operating expenses increased $47.6 million, or 6.9%, to $739.9 million in the Fiscal 2008 Period, from $692.3 million in the Fiscal 2007 Period. Such increase was primarily due to the impact of the fifty-three weeks of operations and the inclusion of Consolidated Theatres during the Fiscal 2008 Period. On a comparable screen basis, during the Fiscal 2008 Period, other operating expenses increased $10.3 million, or 1.5%, from the Fiscal 2007 Period. The increase in other operating expenses on a comparable screen basis during the Fiscal 2008 Period was primarily attributable to increases in non-rent occupancy and other fixed costs.

General and Administrative Expenses

General and administrative expenses decreased $1.0 million, or 1.6%, to $62.1 million during the Fiscal 2008 Period as compared to $63.1 million in the Fiscal 2007 Period. As a percentage of total revenues, general and administrative expenses decreased to 2.2% during the Fiscal 2008 Period as compared to 2.4% in the Fiscal 2007 Period. The slight decrease in general and administrative expenses during the Fiscal 2008 Period was primarily attributable to a reduction of legal and professional fees and share-based compensation expense during the period.

Depreciation and Amortization

For the Fiscal 2008 Period, depreciation and amortization expense increased $18.9 million, or 10.3%, to $202.3 million, from $183.4 million in the Fiscal 2007 Period. Such increase was primarily due to the impact of the fifty-three weeks of operations and the inclusion of Consolidated Theatres during the Fiscal 2008 Period. On a comparable screen basis, depreciation and amortization expense increased $4.3 million, or 2.3%, during the Fiscal 2008 Period as compared to the Fiscal 2007 Period. On a comparable screen basis, the increase in depreciation and amortization expense during the Fiscal 2008 Period was primarily related to the replacement of existing older screens with newer screens.

Income from Operations

Income from operations totaled $284.4 million during the Fiscal 2008 Period, which represents a decrease of $37.8 million, or 11.7%, from $322.2 million in the Fiscal 2007 Period. On a comparable screen basis, during the Fiscal 2008 Period, income from operations decreased $88.2 million, or 27.4%, from the Fiscal 2007 Period. On a comparable screen basis, the decrease in income from operations during the Fiscal 2008 Period was primarily attributable to a reduction in admissions and concessions revenues, coupled with increases in certain operating expense items such as rent expense, other operating expenses, depreciation and amortization and net loss on disposal and impairment of operating assets, partially offset by increases in other operating revenues and reductions in film rental and advertising costs and cost of concessions.

Interest Expense, net

During the Fiscal 2008 Period, net interest expense increased $11.2 million, or 9.6%, to $128.4 million, from $117.2 million in the Fiscal 2007 Period. The increase in net interest expense during the Fiscal 2008 Period was principally due to less interest income ($6.3 million and $19.5 million, respectively, for the Fiscal 2008 Period and Fiscal 2007 Period) from a lower average cash balance outstanding as a result of the $209.3 million acquisition of Consolidated Theatres and incremental interest expense from the issuance of the $200.0 million 6 1/4% Convertible Senior Notes, partially offset by a lower effective interest rate on our term facility under the Amended Senior Credit Facility (the “Term Facility”) during the Fiscal 2008 Period.

Earnings Recognized from NCM

The Company recorded $33.1 million and $18.6 million, respectively, in cash distributions from National CineMedia during the Fiscal 2008 Period and Fiscal 2007 Period. Approximately $2.8 million of these cash distributions received during the year ended January 1, 2009 were recognized as a reduction in our investment in National CineMedia. The remaining amounts were recognized in equity earnings during each of these periods and have been included as component of “Earnings recognized from NCM” in the consolidated financial statements. In addition, during the Fiscal 2008 Period, the Company recorded an additional $2.6 million of equity earnings with respect to additional investments in National CineMedia during such period. As a result, during the Fiscal 2008 Period and the Fiscal 2007 Period, the Company recognized $32.9 million and $18.6 million, respectively, of earnings from National CineMedia.

During the first fiscal quarter of 2007, the Company recorded a loss of $2.0 million, representing its pre-IPO share of the net loss of National CineMedia. Such amounts are presented as a component of “Equity in earnings of joint venture including former employee compensation” in the consolidated financial statements.

Income Taxes

The provision for income taxes of $74.4 million and $241.2 million for the Fiscal 2008 Period and the Fiscal 2007 Period, respectively, reflect effective tax rates of approximately 39.9% and 40.1%, respectively. The effective tax rates for the Fiscal 2008 Period and the Fiscal 2007 Period reflect the impact of certain non-deductible expenses.

Net Income Attributable to Controlling Interest

During the Fiscal 2008 Period, net income totaled $112.2 million, which represents a decrease of $248.2 million, from net income attributable to controlling interest of $360.4 million in the Fiscal 2007 Period. The decrease in net income attributable to controlling interest for the Fiscal 2008 Period as compared to the Fiscal 2007 Period was primarily attributable to a $350.7 million gain ($209.0 million after related tax effects) resulting from transactions completed in connection with the Fiscal 2007 Period IPO of NCM, Inc., the impact of a $3.0 million loss ($1.8 million after related tax effects) on debt extinguishment recorded in the Fiscal 2008 Period in connection with the redemption of approximately $123.7 million principal amount of the 3 3/4% Convertible Senior Notes, the $28.6 million gain ($17.2 million after related tax effects) recorded in connection with the sale of the Company’s equity interest in Fandango during the Fiscal 2007 Period, a decrease in operating income and incremental interest expense, partially offset by the impact of incremental earnings recognized from National CineMedia described above.

Fiscal 2007 Period Compared to Fiscal 2006 Period

Admissions

Total admissions revenues increased $77.4 million during the Fiscal 2007 Period, or 4.5%, to $1,804.5 million, from $1,727.1 million for the Fiscal 2006 Period. Price increases identified during our ongoing periodic pricing reviews (which include analysis of various factors including general inflationary trends and local market conditions) and a favorable mix of film product exhibited during the Fiscal 2007 Period were the primary drivers of a 6.4% increase in our average ticket price and led to the increase in admissions revenues despite a 1.8% decline in attendance. We believe that the decline in attendance was primarily a result of a lack of breadth in the Fiscal 2007 Period film slate. Based on our review of certain industry sources, the increase in our admissions revenues was in line with the industry’s results for the Fiscal 2007 Period as compared to the Fiscal 2006 Period.

Concessions

During the Fiscal 2007 Period, total concessions revenues increased $38.3 million, or 5.5%, to $735.0 million, from $696.7 million for the Fiscal 2006 Period. The increase in concessions revenues in the Fiscal 2007 Period was due to a 7.4% increase in average concessions per patron, partially offset by the aforementioned Fiscal 2007 Period decrease in attendance. The growth in average concessions revenues per patron for the Fiscal 2007 Period was primarily attributable to price increases, concession-friendly films exhibited during the Fiscal 2007 Period, such as Spider-Man 3, Transformers, Pirates of the Caribbean: At World’s End, Shrek the Third, Harry Potter & the Order of The Phoenix and Ratatouille, and a favorable mix of concession products sold during the Fiscal 2007 Period.

Other Operating Revenues

Total other operating revenues decreased $52.6 million, or 30.2%, to $121.7 million for the Fiscal 2007 Period, from $174.3 million for the Fiscal 2006 Period. Included in other operating revenues are the theatre access fees paid by National CineMedia, net of payments for on-screen advertising time provided to our beverage concessionaire, marketing revenues from our vendor marketing programs and other theatre revenues, including revenue related to unredeemed gift certificates and discount tickets. The decrease in other operating revenues in the Fiscal 2007 Period was primarily attributable to a modification of the payment arrangement with National CineMedia (effective upon consummation of the IPO of NCM, Inc. on February 13, 2007) described in further detail under Note 4 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K, partially offset by increases in marketing revenues from our vendor marketing programs and an increase in revenue related to unredeemed gift certificates and discount tickets.

Film Rental and Advertising Costs

Film rental and advertising costs as a percentage of admissions revenues increased to 53.1% during the Fiscal 2007 Period as compared to 52.5% in the Fiscal 2006 Period. The increase in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2007 Period was primarily the result of a higher percentage of box office revenues generated by the top 10 films exhibited during the Fiscal 2007 Period.

Cost of Concessions

During the Fiscal 2007 Period, cost of concessions remained relatively consistent with that of the Fiscal 2006 Period. Cost of concessions as a percentage of concessions revenues decreased to 14.1% during the Fiscal 2007 Period as compared to 15.0% in the Fiscal 2006 Period. The decrease in the cost of concessions as a percentage of concessions revenues during the Fiscal 2007 Period was primarily related to increases in concession prices, coupled with the mix of concession products sold during such periods.

Rent Expense

Rent expense increased $12.7 million, or 3.9%, to $335.9 million in the Fiscal 2007 Period, from $323.2 million in the Fiscal 2006 Period. The increase in rent expense in the Fiscal 2007 Period was primarily attributable to general inflationary increases along with incremental rent from the inclusion of 189 new screens added since the end of the Fiscal 2006 Period and the 58 screens acquired from AMC during the third fiscal quarter of 2006, partially offset by the closure of 204 underperforming screens subsequent to the end of the Fiscal 2006 Period.

Other Operating Expenses

Other operating expenses increased approximately $22.8 million, or 3.4%, to $692.3 million in the Fiscal 2007 Period, from $669.5 million in the Fiscal 2006 Period. The increase in total other operating expenses during the Fiscal 2007 Period was primarily attributable to increases in variable costs and increased labor and non-rent occupancy costs, partially offset by a decrease in expenses of National CineMedia. Increases in labor costs were primarily the result of state minimum wage increases, coupled with normal inflationary increases.

General and Administrative Expenses

During the Fiscal 2007 Period, general and administrative expenses decreased $2.8 million, or 4.2%, to $63.1 million, from $65.9 million in the Fiscal 2006 Period. As a percentage of total revenues, general and administrative expenses decreased to 2.3% in the Fiscal 2007 Period from 2.5% in the Fiscal 2006 Period. The decrease in general and administrative expenses during the Fiscal 2007 Period as compared to the Fiscal 2006 Period was primarily attributable to a reduction of legal and professional fees during the Fiscal 2007 Period.

Depreciation and Amortization

Depreciation and amortization decreased $13.7 million, or 7.0%, to $183.4 million during the Fiscal 2007 Period, from $197.1 million in the Fiscal 2006 Period. The decrease in depreciation and amortization expense during the Fiscal 2007 Period was primarily related to our equipment utilized in NCM’s digital content network.

Income from Operations

During the Fiscal 2007 Period, income from operations totaled approximately $322.2 million, which represents an increase of $13.7 million, or 4.4%, from $308.5 million in the Fiscal 2006 Period. The increase in income from operations during the Fiscal 2007 Period was primarily attributable to incremental admissions and concessions revenues described above, coupled with decreases in certain operating expense items such as depreciation and amortization, equity in earnings of joint venture including former employee compensation and loss on disposal and impairment of operating assets, partially offset by decreases in other operating revenues and increases in film and advertising costs, rent expense, and other operating expenses.

Interest Expense, net

Net interest expense decreased $13.4 million, or 10.3%, to $117.2 million in the Fiscal 2007 Period, from $130.6 million in the Fiscal 2006 Period. The decrease in net interest expense during the Fiscal 2007 Period as compared to the Fiscal 2006 Period was principally due to incremental interest income ($19.5 million and $4.8 million, respectively, for the Fiscal 2007 Period and the Fiscal 2006 Period) from a higher outstanding cash balance during the Fiscal 2007 Period resulting from transactions completed in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion).

Income Taxes

The provision for income taxes of $241.2 million and $69.5 million for the Fiscal 2007 Period and the Fiscal 2006 Period, respectively, reflect effective tax rates of approximately 40.1% and 40.0%. The effective tax rates for the Fiscal 2007 Period and the Fiscal 2006 Period reflect the impact of certain non-deductible expenses.

Earnings Recognized from NCM

During the Fiscal 2007 Period, the Company received $18.6 million in cash distributions from National CineMedia. As a result, $18.6 million in equity earnings were recognized from NCM during the Fiscal 2007 Period. Such amount is presented as a component of “Earnings recognized from NCM” in the consolidated financial statements included in Exhibit 99.4 to this Form 8-K.

During the Fiscal 2006 Period and for the period from December 29, 2006 through February 12, 2007, the Company recorded a loss of $3.5 million and $2.0 million, respectively, representing its share of the net loss of National CineMedia. Such amounts are presented as a component of “Equity in earnings of joint venture including former employee compensation” in the consolidated financial statements included in Exhibit 99.4 to this Form 8-K.

Net Income Attributable to Controlling Interest

During the Fiscal 2007 Period, net income attributable to controlling interest totaled $360.4 million, which represents an increase of $256.1 million, from $104.3 million in the Fiscal 2006 Period. The increase in net income attributable to controlling interest for the Fiscal 2007 Period was primarily attributable to an increase in operating income as described above, a $350.7 million gain ($209.0 million after related tax effects) resulting from transactions completed in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion), a $28.6 million gain ($17.2 million after related tax effects) resulting from transactions completed in connection with the sale of our equity interest in Fandango (see Note 2 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion), the impact of earnings recognized from NCM, a reduction of net interest expense, and the impact of a $4.1 million loss ($2.5 million after related tax effects) on debt extinguishment recorded in the Fiscal 2006 Period in connection with conversions of a portion of the Company’s 3 3/4% Convertible Senior Notes.

Cash Flows

See Note 2 under “Reclassifications” to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion of a reclassification of certain items originally presented as cash flows provided by operating activities during the Fiscal 2007 Period which have been reclassified as cash flows provided by investing activities herein to conform to the Fiscal 2008 Period presentation. Such reclassification for the Fiscal 2007 Period is also reflected in the discussion in “EBITDA” below. The following table summarizes certain cash flow data for the Fiscal 2008 Period, the Fiscal 2007 Period and the Fiscal 2006 Period:

	Fiscal 2008 Period	Fiscal 2007 Period	Fiscal 2006 Period
	(in millions)
Net cash provided by operating activities	$270.9	$453.4	$304.4
Net cash (used in) provided by investing activities	(338.5)	299.8	(151.7)
Net cash used in financing activities	(197.4)	(480.2)	(186.8)
Net increase (decrease) in cash and cash equivalents	$(265.0)	$273.0	$(34.1)

Fiscal 2008 Period Compared to Fiscal 2007 Period

Net cash flows provided by operating activities decreased by approximately $182.5 million to approximately $270.9 million for the Fiscal 2008 Period from approximately $453.4 million for the Fiscal 2007 Period. The decrease in net cash flows generated from operating activities for the Fiscal 2008 Period was primarily attributable to the transactions completed in the Fiscal 2007 Period in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion). These transactions resulted in approximately $100.1 million of net cash provided by operating activities in the Fiscal 2007 Period. In addition to the changes in cash flows related to the IPO of NCM, Inc., the timing of other Fiscal 2008 Period vendor payments negatively impacted cash flows from operating activities.

Net cash flows used in investing activities totaled approximately $338.5 million for the Fiscal 2008 Period compared to cash flows provided by investing activities of approximately $299.8 million for the Fiscal 2007 Period. Contributing to the increase in cash flows used in investing activities was the $209.3 million acquisition of Consolidated Theatres during the Fiscal 2008 Period, incremental capital expenditures of approximately $17.3 million coupled with fewer proceeds from the disposition of assets of approximately $37.0 million during the Fiscal 2008 Period as compared to the Fiscal 2007 Period, the impact of $315.1 million of proceeds received in connection with the redemption of preferred units of NCM during the Fiscal 2007 Period, the impact of $32.2 million of proceeds from the sale of NCM common units to NCM, Inc. during the Fiscal 2007 Period and the impact of the $28.6 million of proceeds received in connection with the sale of the Company’s equity interest in Fandango during the Fiscal 2007 Period.

Net cash flows used in financing activities were approximately $197.4 million for the Fiscal 2008 Period compared to cash flows used in financing activities of approximately $480.2 million for the Fiscal 2007 Period. The net decrease in cash flows used in financing activities during the Fiscal 2008 Period was primarily attributable to a $300.9 million reduction of dividends paid to shareholders during the Fiscal 2008 Period as compared to the Fiscal 2007 Period, the proceeds received in connection with the issuance of $200.0 million 6 1/4% Convertible Senior Notes during the Fiscal 2008 Period, partially offset by net cash used to redeem approximately $123.7 million principal amount of the 3 3/4% Convertible Senior Notes, net cash used in connection with the 2008 Convertible Note hedge and warrant transactions during the Fiscal 2008 Period, fewer proceeds from stock option exercises and fewer excess tax benefits from share-based payment arrangements during the Fiscal 2008 Period as compared to the Fiscal 2007 Period.

Fiscal 2007 Period Compared to Fiscal 2006 Period

Net cash flows provided by operating activities increased by approximately $149.0 million to approximately $453.4 million for the Fiscal 2007 Period from approximately $304.4 million for the Fiscal 2006 Period. The increase in net cash flows generated from operating activities for the Fiscal 2007 Period was primarily attributable to the transactions completed in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion). These transactions resulted in an increase in net cash provided by operating activities for the Fiscal 2007 Period of approximately $100.1 million (proceeds of $281.0 million offset by Federal and state tax payments of $180.9 million). The components of the $100.1 million increase in net cash provided by operating activities related to the transactions completed in connection with the NCM, Inc. IPO include an increase in net income attributable to controlling interest of approximately $209.0 million, an increase in deferred revenue of approximately $281.0 million and an increase in other liabilities of $5.7 million offset by a gain of approximately $350.7 million and a deferred tax benefit of $44.9 million. In addition to the changes in cash flows related to the IPO of NCM, Inc., the increase in net income attributable to controlling interest and the timing of other Fiscal 2007 vendor payments positively impacted cash flows from operating activities and resulted in a $149.0 million increase in net cash provided by operating activities for the Fiscal 2007 Period.

Net cash flows provided by investing activities totaled approximately $299.8 million for the Fiscal 2007 Period compared to cash flows used in investing activities of approximately $151.7 million for the Fiscal 2006 Period. Contributing to the increase in cash flows provided by investing activities was $315.1 million of proceeds received in connection with the redemption of preferred units of NCM during the Fiscal 2007 Period, $32.2 million of proceeds from the sale of NCM common units to NCM, Inc. during the Fiscal 2007 Period, $28.6 million of proceeds received in connection with the sale of the Company’s equity interest in Fandango during the Fiscal 2007 Period and incremental proceeds from the disposition of assets of approximately $33.5 million during the Fiscal 2007 Period as compared to the Fiscal 2006 Period. In addition, the Fiscal 2006 Period included cash used for acquisitions totaling approximately $34.1 million.

Net cash flows used in financing activities were approximately $480.2 million for the Fiscal 2007 Period compared to cash flows used in financing activities of approximately $186.8 million for the Fiscal 2006 Period. The net increase in cash flows used in financing activities during the Fiscal 2007 Period was primarily attributable to $305.5 million of incremental dividends paid to shareholders (including an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate) during the Fiscal 2007 Period as compared to the Fiscal 2006 Period, coupled with a $140.4 million reduction in borrowings from the Regal Cinemas senior credit facility during the Fiscal 2007 Period, partially offset by less net cash used to settle conversions of the Company’s 3 3/4% Convertible Senior Notes and greater excess tax benefits from share-based payment arrangements during the Fiscal 2007 Period as compared to the Fiscal 2006 Period.

Liquidity and Capital Resources

On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, general corporate purposes related to corporate operations, debt service and the Company’s quarterly dividend payments. The principal sources of liquidity are cash generated from operations, cash on hand and borrowings under the Amended Senior Credit Facility described below. Under the terms of the Amended Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than the stock of subsidiaries, this restriction could impact Regal’s ability to effect future debt or dividend payments, pay corporate expenses or redeem or convert for cash its 6 1/4% Convertible Senior Notes.

Our revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit card at the point of sale. Our operating expenses are primarily related to film and advertising costs, rent and occupancy, and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company’s concessions are generally paid to vendors approximately 30 to 35 days from purchase. Our current liabilities generally include items that will become due within twelve months. In addition, from time to time, we use cash from operations and borrowings to fund dividends in excess of net income attributable to controlling interest and cash flows from operating activities less cash flows from investing and financing activities. As a result, at any given time, our balance sheet may reflect a working capital deficit.

We fund the cost of capital expenditures through internally generated cash flows, cash on hand, proceeds from disposition of assets and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, adding new screens to existing theatres, upgrading the Company’s theatre facilities (including digital 3D and IMAX® screens) and replacing equipment. The costs of implementing digital projection in our theatres will be substantially funded by DCIP. DCIP and its members have yet to execute definitive agreements concerning the extent of such funding, but based on current negotiations, we expect DCIP to fund the implementation of digital projection through virtual print fees from motion picture studios. We will bear operating and maintenance costs with respect to digital projection systems in our theatres, which we expect to be similar to what we currently spend on our conventional film projectors. Should the conversion process to digital cinema rapidly accelerate and the major studios not cover the cost of the conversion as expected, we may have to incur additional capital expenditures associated with this potential change. We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. The Company has a formal and intensive review procedure for the authorization of capital projects, with the most important financial measure of acceptability for a discretionary non-maintenance capital project being whether its projected discounted cash flow return on investment meets or exceeds the Company’s internal rate of return targets. We currently expect capital expenditures for theatre development, replacement, expansion, upgrading and replacements to be in the range of approximately $85.0 million to $100.0 million in fiscal year 2009, exclusive of acquisitions. Such capital expenditures are expected to be partially funded through asset dispositions conducted during the normal course of our business. During the Fiscal 2008 Period, we invested approximately $131.7 million in capital expenditures.

As described more fully in Note 4 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K, on February 13, 2007, NCM, Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed an IPO of its common stock. In connection with the IPO of NCM, Inc., RCH, AMC and Cinemark amended and restated the operating agreement of National CineMedia and other ancillary agreements. In connection with the series of transactions completed in connection with the IPO, Regal received gross cash proceeds totaling approximately $628.3 million and retained a 22.6% interest in NCM, Inc. After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007. The Company used the remaining net cash proceeds along with additional cash on hand for the acquisition of Consolidated Theatres as more fully described below and in Note 3 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K.

During the year ended December 27, 2007, the Company sold its equity interest in Fandango for proceeds of $28.6 million. As a result of this transaction, the Company recognized a gain on the sale of approximately $28.6 million ($17.2 million after tax). In addition, during the year ended January 1, 2009, the Company received an additional $3.4 million of sale proceeds related to Fandango. Accordingly, the Company recognized an additional gain of $3.4 million ($2.0 million after tax) during the year ended January 1, 2009. In connection with the sale, the Company agreed to amend its existing contract with Fandango in exchange for an amendment fee totaling $5.5 million. This amount has been recorded as deferred revenue and will be amortized to revenue on a straight-line basis over the six-year term of the amendment.

On March 10, 2008, Regal issued $200.0 million aggregate principal amount of the 6 1/4% Convertible Senior Notes. Concurrent with the issuance of the 6 1/4% Convertible Senior Notes, we entered into simultaneous convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the 6 1/4% Convertible Senior Notes into shares of our Class A common stock. The net cost of the convertible note hedge and warrant transactions was approximately $6.6 million and is included as a component of equity in the accompanying consolidated balance sheet as of January 1, 2009. See Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further description of the 6 1/4% Convertible Senior Notes and the related convertible note hedge and warrant transactions. The Company used cash on hand and a portion of the net proceeds from the issuance of the 6 1/4% Convertible Senior Notes to redeem approximately $90.0 million principal amount of the 3 3/4% Convertible Senior Notes, in a series of privately negotiated transactions. As a result of the early redemption, the Company recorded a $3.0 million loss on debt extinguishment during fiscal 2008. In connection with the early redemption, the Company received net proceeds of approximately $13.7 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes described further in Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K. Such proceeds were recorded as an increase to additional paid-in capital. In connection with the final maturity of the 3 3/4% Convertible Senior Notes on May 15, 2008, holders of the remaining $33.7 million in principal amount exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $51.4 million using the remaining proceeds from the issuance of the 6 1/4% Convertible Senior Notes. In connection with these conversions, the Company received net proceeds of approximately $5.2 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes. Such proceeds were also recorded as an increase to additional paid-in capital. See Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion of this transaction.

On April 30, 2008, the Company acquired Consolidated Theatres, which holds a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. The total net cash purchase price for the acquisition was approximately $209.3 million, subject to post-closing adjustments. In conjunction with the closing, we entered into a final judgment with the Antitrust Division of the DOJ, which requires us to hold separate and divest ourselves of four theaters comprising 52 screens in North Carolina. As described more fully in Note 3 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K, during fiscal 2008, the Company entered into an agreement to sell three of the four theatres and recorded impairment charges of approximately $7.9 million related to these theatres. On October 23, 2008, the Company completed its divestiture of the three theatres comprising 42 screens in North Carolina pursuant to a final judgment with the DOJ. In accordance with the final judgment, a court appointed trustee has been selected to attempt to sell the last of the four theatres. See Note 3 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion of this acquisition.

As described more fully in Note 4 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K, on April 9, 2008, we received from National CineMedia approximately 0.8 million newly issued common units of National CineMedia. In addition, on May 29, 2008, we received from National CineMedia approximately 2.9 million newly issued common units of National CineMedia in accordance with the adjustment provisions of the Common Unit Adjustment Agreement for our increase in screens in connection with our acquisition of Consolidated Theatres. These adjustments increased the number of National CineMedia common units held by us to approximately 24.9 million and as a result, on a fully diluted basis, we own a 25.1% interest in NCM, Inc. as of January 1, 2009.

Regal Cinemas maintains its Amended Senior Credit Facility, which consists of the Term Facility in an aggregate original principal amount of $1,700.0 million and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of up to $100.0 million. Due to the of recent bankruptcy filings by Lehman and certain of its affiliates and the sudden deterioration in the credit standing of the Lehman affiliate party to our Revolving Facility, the aggregate principal amount available for drawing under the Revolving Facility was reduced by $5.0 million to $95.0 million during fiscal 2008. The Revolving Facility has a separate sublimit of $10.0 million for short-term loans and a sublimit of $30.0 million for letters of credit. The Term Facility will mature on October 27, 2013 and the Revolving Facility will mature on October 27, 2011. Please refer to Note 14 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for a discussion of an amendment to our Amended Senior Credit Facility and other financing transactions effected subsequent to the year ended January 1, 2009.

As of January 1, 2009, we had approximately $1,661.8 million aggregate principal amount outstanding under the Term Facility, $200.0 million aggregate principal amount outstanding under the 6 1/4% Convertible Senior Notes, and $51.5 million aggregate principal amount outstanding under the Regal Cinemas 9 3/8% Senior Subordinated Notes. As of January 1, 2009, we had approximately $2.7 million outstanding in letters of credit, leaving approximately $92.3 million available for drawing under the Revolving Facility.

Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company’s Class A and Class B common stock, or approximately $184.2 million in the aggregate, during the Fiscal 2008 Period. Further, on January 21, 2009, the Company declared a cash dividend of $0.18 per share on each share of the Company’s Class A and Class B common stock (including outstanding restricted stock), payable on March 17, 2009, to stockholders of record on March 5, 2009. This dividend reflects a $0.12 per share reduction from our last quarterly cash dividend of $0.30 per share declared on October 23, 2008. These dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of our board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

EBITDA

EBITDA (earnings before interest, taxes, depreciation, and amortization) was approximately $517.3 million, $902.2 million and $501.5 million for the Fiscal 2008 Period, the Fiscal 2007 Period and the Fiscal 2006 Period, respectively. The net decrease in EBITDA in the Fiscal 2008 Period from the Fiscal 2007 Period was primarily attributable to the $350.7 million gain recorded in the Fiscal 2007 Period resulting from transactions completed in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion), the impact of a $3.0 million loss on debt extinguishment recorded in the Fiscal 2008 Period in connection with the redemption of approximately $123.7 million principal amount of the 3 3/4% Convertible Senior Notes, the $28.6 million gain in connection with the sale of the Company’s equity interest in Fandango during the Fiscal 2007 Period and a decline in operating income during the Fiscal 2008 Period, partially offset by the incremental earnings recognized from National CineMedia. The Company uses EBITDA as a supplemental liquidity measure because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt, paying dividends and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Because EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in our 2008 Form 10-K, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBITDA is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that these measures are critical to the capital markets’ analysis of our ability to service debt, fund capital expenditures, pay dividends and otherwise meet cash needs, respectively. We also evaluate EBITDA because it is clear that movements in these non-GAAP measures impact our ability to attract financing and pay dividends. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of EBITDA to net cash provided by operating activities is calculated as follows (in millions):

	Fiscal 2008 Period	Fiscal 2007 Period	Fiscal 2006 Period
EBITDA	$517.3	$902.2	$501.5
Interest expense, net	(128.4)	(117.2)	(130.6)
Provision for income taxes	(74.4)	(241.2)	(69.5)
Deferred income taxes	(20.2)	(6.1)	(25.1)
Gain on sale of Fandango interest	(3.4)	(28.6)	—
Changes in operating assets and liabilities	(66.7)	271.5	(23.8)
Loss on debt extinguishment	3.0	—	4.1
Gain on NCM transaction	—	(350.7)	—
Other items, net	43.7	23.5	47.8
Net cash provided by operating activities	$270.9	$453.4	$304.4

Contractual Cash Obligations and Commitments

The Company has assumed long-term contractual obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. Other than operating leases which are detailed below, the Company does not utilize variable interest entities or any other form of off-balance sheet financing. As of January 1, 2009, the Company’s estimated contractual cash obligations and commercial commitments over the next several periods are as follows (in millions):

	Payments Due By Period
	Total	Current	13 - 36 months	37 - 60 months	After 60 months
Contractual Cash Obligations:
Debt obligations(1)	$1,913.6	$17.1	$230.0	$1,666.5	$—
Future interest on debt obligations(2)	451.5	108.4	179.0	164.1	—
Capital lease obligations, including interest(3)	27.2	3.4	6.8	6.8	10.2
Lease financing arrangements, including interest(3)	140.7	13.6	27.6	27.7	71.8
Purchase commitments(4)	57.5	40.3	17.2	—	—
Operating leases(5)	3,875.1	352.6	696.0	659.8	2,166.7
FIN 48 liabilities(6)	0.5	—	0.5	—	—
Other long term liabilities	9.1	4.6	3.7	0.6	0.2
Total	$6,475.2	$540.0	$1,160.8	$2,525.5	$2,248.9

	Amount of Commitment Expiration per Period
	Total Amounts Available	Current	13 - 36 months	37 - 60 months	After 60 months
Other Commercial Commitments(7)	$95.0	$—	$95.0	$—	$—

(1) These amounts are included on our consolidated balance sheet as of January 1, 2009. Our Amended Senior Credit Facility provides for mandatory prepayments under certain scenarios. See Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for additional information about our long-term debt obligations and related matters. Please refer to Note 14 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for a discussion of an amendment to our Amended Senior Credit Facility and other financing transactions effected subsequent to the year ended January 1, 2009.

(2) Future interest payments on the Company’s unhedged debt obligations (consisting of approximately $961.8 million of variable interest rate borrowings under the Term Facility, $200.0 million outstanding under the 6 1/4% Convertible Senior Notes, approximately $51.5 million due under the Senior Subordinated Notes and approximately $0.3 million of other debt obligations) are based on the stated fixed rate or in the case of the $961.8 million of variable interest rate borrowings under the Term Facility, the current interest rate as of January 1, 2009 (3.21%). Future interest payments on the Company’s hedged indebtedness as of January 1, 2009 (the remaining $700.0 million of borrowings under the Term Facility) are based on (1) the applicable margin (as defined in Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K) as of January 1, 2009 (1.75%) and (2) the expected fixed interest payments under the Company’s interest rate swap agreements, which are described in further detail under Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K. Please refer to Note 14 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for a discussion of an amendment to our Amended Senior Credit Facility and other financing transactions effected subsequent to the year ended January 1, 2009.

(3)The present value of these obligations, excluding interest, is included on our consolidated balance sheet as of January 1, 2009. Future interest payments are calculated based on interest rates implicit in the underlying leases, which have a weighted average interest rate of 11.19%, maturing in various installments through 2021. Refer to Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for additional information about our capital lease obligations and lease financing arrangements.

(4) Includes estimated capital expenditures to which we were committed as of January 1, 2009, including improvements associated with existing theatres, the construction of new theatres and the estimated cost of ADA related betterments.

(5) We enter into operating leases in the normal course of business. Such lease agreements provide us with the option to renew the leases at defined or then fair value rental rates for various periods. Our future operating lease obligations would change if we exercised these renewal options or if we enter into additional operating lease agreements. Our operating lease obligations are further described in Note 6 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K.

(6) These amounts are included on our consolidated balance sheet as of January 1, 2009 and represent liabilities associated with unrecognized tax benefits. The table does not include approximately $24.9 million of recorded liabilities associated with unrecognized tax benefits for which we do not believe that the amount and timing of the payments are reasonably estimable.

(7) In addition, as of January 1, 2009, Regal Cinemas had approximately $92.3 million available for drawing under the $95.0 million Revolving Facility. Regal Cinemas also maintains a sublimit within the Revolving Facility of $10.0 million for short-term loans and $30.0 million for letters of credit.

We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Ratings

The Company is rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that the Company’s current ratings will continue for any given period of time. A downgrade of the Company’s debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of the date of our 2008 Form 10-K.

Category	Moody’s	Standard and Poor’s
Regal 6 1/4% Convertible Senior Notes	B2	B+
Regal Cinemas Amended Senior Credit Facility	Ba3	B+

Debt Obligations

On October 27, 2006, Regal Cinemas entered into its Amended Senior Credit Facility which consisted of the Term Facility in an aggregate principal amount of $1,700.0 million and a Revolving Facility in an aggregate principal amount of up to $100.0 million. Due to the of recent bankruptcy filings by Lehman and certain of its affiliates and the sudden deterioration in the credit standing of the Lehman affiliate party to our Revolving Facility, the aggregate principal amount available for drawing under the Revolving Facility was reduced by $5.0 million to $95.0 million during fiscal 2008. For a detailed summary of the material terms of our Amended Senior Credit Facility, please refer to the information provided under Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K. Please refer to Note 14 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for a discussion of an amendment to our Amended Senior Credit Facility and other financing transactions effected subsequent to the year ended January 1, 2009. For information regarding our other material debt instruments, including our 6 1/4% Convertible Senior Notes and Regal Cinemas’ Senior Subordinated Notes, please see the information under Note 5 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K.

Interest Rate Swaps

On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. These interest rate swaps were designated to hedge approximately $1,100.0 million of its variable rate debt obligations. On June 30, 2007, one of our interest rate swaps designated to hedge approximately $200.0 million of variable rate debt obligations matured. On August 9, 2007, Regal Cinemas entered into two additional hedging relationships via two distinct interest rate swap agreements with maturity terms of two years each. These interest rate swaps were designated to hedge approximately $200.0 million of variable rate debt obligations. On June 30, 2008, two of our interest rate swaps designated to hedge $300.0 million of variable rate debt obligations matured. On October 3, 2008, an interest rate swap agreement designed to hedge approximately $100.0 million of variable rate debt obligations effectively terminated as more fully described below.

Under the terms of the remaining three interest rate swap agreements (which hedge an aggregate of approximately $700.0 million of variable rate debt obligations as of January 1, 2009), Regal Cinemas pays interest at various fixed rates ranging from 4.15% to 4.994% and receives interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $700.0 million of variable rate obligations. The change in the fair values of the interest rate swaps is recorded on the Company’s consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps’ gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the three interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company’s interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

On September 15, 2008, because of the sudden deterioration in the credit standing of the Lehman counterparty to an interest rate swap agreement designed to hedge approximately $100.0 million of variable rate debt obligations, the Company concluded that the hedging relationship was no longer expected to be highly effective in achieving offsetting cash flows. As a result, on September 15, 2008, the hedging relationship ceased to qualify for hedge accounting under SFAS 133. For the period from September 15, 2008 through September 25, 2008, the Company recognized $0.5 million (the change in fair value of the former hedging derivative) as a reduction of interest expense in the consolidated financial statements. On October 3, 2008, the Lehman counterparty filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. As a result, an event of default occurred under the provisions of the interest rate swap agreement between us and the Lehman counterparty, which effectively terminated the interest rate swap on October 3, 2008, as indicated above. Accordingly, $1.6 million of accumulated other comprehensive loss as of October 3, 2008 will be reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings (i.e., when interest payments are made on the variable rate debt obligations) as an adjustment to interest expense over the remaining life of the two-year original hedge as long as the variable rate debt obligations remain outstanding. During the fiscal quarter ended January 1, 2009, the Company released a portion of the deferred loss in accumulated other comprehensive loss by recording interest expense (net of related tax effects) of approximately $0.4 million and a corresponding $0.4 million reduction of other comprehensive loss. The Company is in the process of determining a final termination value associated with the interest rate swap, but does not expect the termination value to be materially different from the current liability recorded (approximately $2.1 million) as of January 1, 2009.

As of January 1, 2009, the aggregate fair value of the remaining three interest rate swaps was determined to be approximately $(14.2) million, which has been recorded as a component of Accrued Expenses with a corresponding amount of $(8.7) million, net of tax, recorded to Accumulated Other Comprehensive Loss” These interest rate swaps exhibited no ineffectiveness for the years ended January 1, 2009, December 27, 2007 and December 28, 2006.

Please refer to Note 14 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K for a discussion of an amendment to our Amended Senior Credit Facility and other financing transactions effected subsequent to the year ended January 1, 2009.

Sale-Leaseback Transactions

For information regarding our various sale and leaseback transactions, refer to Note 6 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K.

Critical Accounting Estimates

Our consolidated financial statements are prepared in conformity with U.S generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet as well as the reported amounts of revenues and expenses during the reporting period. We routinely make estimates and judgments about the carrying value of our assets and liabilities that are not readily apparent from other sources. We evaluate and modify on an ongoing basis such estimates and assumptions, which include those related to film costs, property and equipment, goodwill, income taxes and purchase accounting as well as others discussed in Note 2 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities. Actual results, under conditions and circumstances different from those assumed, may differ materially from estimates. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed within “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as in the notes to the consolidated financial statements, if applicable, where such estimates, assumptions, and accounting policies affect our reported and expected results. Management has discussed the development and selection of its critical accounting estimates with the audit committee of our board of directors and the audit committee has reviewed our related disclosures herein.

We believe the following accounting policies are critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

• We have applied the principles of purchase accounting when recording theatre acquisitions. Under purchase accounting principles, we are required to estimate the fair value of all assets and liabilities, including: (i) the acquired tangible and intangible assets, including property and equipment, (ii) the liabilities assumed at the date of acquisition, and (iii) the related deferred tax assets and liabilities. Because the estimates we make in purchase accounting can materially impact our future results of operations, for significant acquisitions, we have obtained assistance from third party valuation specialists in order to make these valuation estimates, which are made based on information available to us at the acquisition date. The estimation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ materially from the actual amounts. Historically, the estimates made have not experienced significant changes and, as a result, we have not disclosed such changes.

• SFAS 142, “Goodwill and Other Intangible Assets” specifies that goodwill and indefinite-lived intangible assets will be subject to an annual impairment assessment. Based on our annual impairment assessment conducted during fiscal 2008, fiscal 2007 and fiscal 2006, we were not required to record a charge for goodwill impairment. In assessing the recoverability of the goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets in future periods.

• We estimate our film cost expense and related film cost payable based on management’s best estimate of the expected box office revenue of each film over the length of its run in our theatres and the ultimate settlement of such film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically “settled” within two to three months of a particular film’s opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. The ultimate revenues of a film can be estimated reasonably accurately within a few weeks after the film is released based on the film’s initial box office performance, which is determined by a film’s initial box office receipts. As a result, there are typically insignificant variances between our estimates of film cost expense and the final film cost payable, because we make such estimates based on each film’s box office receipts through the end of the reporting period. For the fiscal years ended January 1, 2009, December 27, 2007 and December 28, 2006, there were no significant changes in our film cost estimation and settlement procedures.

• We depreciate and amortize the components of our property and equipment relating to both owned and leased theatres on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets. Each owned theatre consists of a building structure, structural improvements, seating and concession and film display equipment. While we have assigned an estimated useful life of less than 30 years to certain acquired facilities, we estimate that our newly constructed buildings generally have an average economic useful life to us of 30 years. Certain of our buildings have been in existence for more than forty years. With respect to equipment (e.g., concession stand, point-of-sale equipment, etc.), a substantial portion is depreciated over seven years or less, which has been our historical replacement period. Seats and projection equipment generally have a longer useful economic life, and their depreciable lives (12-15 years) are based on our experience and replacement practices. The estimates of the assets’ useful lives require our judgment and our knowledge of the assets being depreciated and amortized. Further, we review the economic useful lives of such assets annually and make adjustments thereto as necessary. Actual economic lives may differ materially from these estimates.

The majority of our properties were appraised as part of the bankruptcy process described in Note 1 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K. Such appraisals supported the estimated lives being used for depreciation and amortization purposes. Furthermore, our analysis of our historical capital replacement program is consistent with our depreciation policies. Finally, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Such analysis generally evaluates assets for impairment on an individual theatre basis. When the estimated future undiscounted cash flows of the operations to which the assets relate do not exceed the carrying value of the assets, such assets are written down to fair value. Our experience indicates that theatre properties become impaired primarily due to market or competitive factors rather than physical (wear and tear) or functional (inadequacy or obsolescence) factors. In this regard, we do not believe the frequency or volume of facilities impaired due to these market factors are significant enough to impact the useful lives used for depreciation periods.

For the fiscal years ended January 1, 2009, December 27, 2007 and December 28, 2006, no significant changes have been made to the depreciation and amortization rates applied to operating assets, the underlying assumptions related to estimates of depreciation and amortization, or the methodology applied. For the fiscal year ended January 1, 2009, consolidated depreciation and amortization expense was $202.3 million, representing 7.3% of consolidated total revenues. If the estimated lives of all assets being depreciated were increased by one year, the consolidated depreciation and amortization expense would have decreased by approximately $13.8 million or 6.8%. If the estimated lives of all assets being depreciated were decreased by one year, the consolidated depreciation and amortization expense would have increased by approximately $16.0 million or 7.9%.

•Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance if it is deemed more likely than not that our deferred income tax assets will not be realized. We reassess the need for such valuation allowance on an ongoing basis. An increase in the valuation allowance generally results in an increase in the provision for income taxes recorded in such period. With the exception of valuation allowances recorded relative to pre-acquisition periods, decreases in the valuation allowance generally result in a decrease in the provision for income taxes. Should we ultimately realize a benefit from tax assets in excess of the amount recorded that relates to pre-acquisition periods, goodwill would be reduced to the extent of such excess or recorded goodwill, as appropriate (see Note 2 under “Recent Accounting Pronouncements” to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K).

Additionally, income tax rules and regulations are subject to interpretation, require judgment by us and may be challenged by the tax authorities. As described further in Note 7 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K, effective December 29, 2006, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). Although we believe that our tax return positions are fully supportable, in accordance with FIN 48, we recognize a tax benefit only for tax positions that we determine will more likely than not be sustained based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of our process for determining our provision for income taxes. Among other items deemed relevant by us, the evaluations are based on new legislation, other new technical guidance, judicial proceedings, and our specific circumstances, including the progress of tax audits. With the exception of tax benefits realized relative to changes in pre-acquisition uncertain tax positions, any change in the determination of the amount of tax benefit recognized relative to an uncertain tax position impacts the provision for income taxes in the period that such determination is made (see Note 2 under “Recent Accounting Pronouncements” to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K).

For fiscal 2008, our provision for income taxes was $74.4 million. Changes in management’s estimates and assumptions regarding the probability that certain tax return positions will be sustained, the enacted tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could impact the provision for income taxes and change the effective tax rate. A one percentage point change in the effective tax rate from 39.9% to 40.9% would have increased the current year income tax provision by approximately $1.8 million.

Quarterly Results

The Company’s consolidated financial statements for fiscal 2008 include the results of operations of the 28 theatres acquired from Consolidated Theatres on April 30, 2008 for the period subsequent to the date of acquisition. The acquisition of Consolidated Theatres is described in Note 3 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K. The comparability of our results between quarters is impacted by the inclusion from such date of the results of operations of the Consolidated Theatres acquisition and to a lesser extent, seasonality.

The following tables set forth selected unaudited quarterly results for the eight quarters ended January 1, 2009. The quarterly financial data as of each period presented below have been derived from Regal’s unaudited condensed consolidated financial statements for those periods. Results for these periods are not necessarily indicative of results for the full year. The quarterly financial data should be read in conjunction with the consolidated financial statements of Regal and notes thereto included in Exhibit 99.4 to this Form 8-K.

	Jan. 1, 2009(1)	Sept. 25, 2008	June 26, 2008	March 27, 2008	Dec. 27, 2007	Sept. 27, 2007	June 28, 2007		March 29, 2007
	In millions (except per share data)
Total revenues	$711.7	$757.6	$675.8	$626.8	$599.9	$752.9	$683.4		$625.0
Income from operations	71.4	75.7	64.7	72.6	56.8	117.4	83.0		65.0
Net income attributable to controlling interest	29.4	31.0	24.3	27.5	22.5	57.3	52.1		228.5
Diluted earnings per share	0.19	0.20	0.16	0.17	0.14	0.36	0.33		1.45
Dividends per common share	$0.30	$0.30	$0.30	$0.30	$0.30	$0.30	$2.30	(2)	$0.30

(1) The fiscal quarter ended January 1, 2009 was comprised of 14 weeks.

(2) Includes the April 13, 2007 payment of the $2.00 extraordinary cash dividend paid on each share of Class A and Class B Common stock. See Note 1 to the accompanying consolidated financial statements included in Exhibit 99.4 to this Form 8-K for further discussion.

Inflation

The Company does not believe that inflation has had a material impact on its financial position or results of operations.

Seasonality

The Company’s revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, studios release the most marketable motion pictures during the summer and the holiday seasons. The unexpected emergence of a “hit” film during other periods can alter the traditional pattern. The timing of movie releases can have a significant effect on the Company’s results of operations, and the results of one quarter are not necessarily indicative of the results for the next or any other quarter. The seasonality of motion picture exhibition, however, has become less pronounced as studios are releasing motion pictures somewhat more evenly throughout the year.

Recent Accounting Pronouncements

For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 2 to the consolidated financial statements included in Exhibit 99.4 to this Form 8-K, which information is incorporated herein by reference.

Off-Balance Sheet Arrangements

Other than the operating leases detailed above under “Contractual Cash Obligations and Commitments,” the Company has no other off-balance sheet arrangements.